EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Keane Group, Inc.:

We consent to the use of our report dated November 10, 2016, with respect to the balance sheet of Keane Group, Inc. as of October 31, 2016, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KMPG LLP

Houston, Texas

January 16, 2017